As filed with the Securities and Exchange Commission on February 18, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
RPT REALTY
(Exact Name Of Registrant As Specified In Its Charter)
Maryland (State or Other Jurisdiction of Incorporation of Organization)	19 W 44th Street, Suite 1002 New York, New York 10036 (212) 221-1261 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	13-6908486 (I.R.S. Employer Identification Number)
Brian L. Harper
President and Chief Executive Officer
RPT Realty
19 W 44th Street, Suite 1002
New York, New York 10036
Telephone (212) 221-1261
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Mark S. Opper
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
(617) 570-1000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

PROSPECTUS
RPT REALTY
Common Shares
Preferred Shares
Depositary Shares
Debt Securities
Warrants
Rights
RPT Realty may offer and sell, from time to time in one or more offerings, any combination of common shares, preferred shares, depositary shares, debt securities, warrants and rights. Each time we sell a particular class or series of securities, we will provide a prospectus supplement that will contain specific information about the terms of that sale and may add to or update the information in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities.
RPT Realty may offer and sell these securities to or through one or more underwriters, dealers and/or agents on a continuous or delayed basis.
Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “RPT.” On February 17, 2022, the last reported sale price of our common shares on the NYSE was $13.08.
These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.
Investing in our securities involves various risks. See “Risk Factors” beginning on page 3 as well as the risk factors contained in documents RPT Realty files with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 18, 2022

i

PROSPECTUS SUMMARY
This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference into this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference into this prospectus before deciding whether to invest in our securities.
Unless the context otherwise requires, or unless otherwise specified, all references in this prospectus to the terms “we,” “us,” “RPT,” “our,” and “our Company” refer to RPT Realty, RPT Realty, L.P. and/or its consolidated subsidiaries.
About this Prospectus
This document is called a “prospectus” and it provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
RPT Realty has filed a registration statement with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus, in one or more offerings.
Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read on the SEC’s website, which is provided under the heading “Where You Can Find More Information.”
When acquiring securities, you should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We are not offering securities in any state where the offer of such securities is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of these documents.
This prospectus contains forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements on page 4 of this prospectus. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated by such forward-looking statements. You should not place undue reliance on our forward-looking statements.
Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.
About RPT Realty
RPT Realty owns and operates a national portfolio of open-air shopping destinations principally located in top U.S. markets. The Company’s shopping centers offer diverse, locally-curated consumer experiences that reflect the lifestyles of their surrounding communities and meet the modern expectations of the Company’s retail partners. The Company is a fully integrated and self-administered REIT publicly traded on the NYSE. As of December 31, 2021, the Company’s property portfolio consisted of 47 wholly-owned shopping centers, 10 shopping centers owned through R2G Venture LLC and 38 retail properties owned through RGMZ Venture REIT LLC (the “aggregate portfolio”) which together represent 14.6 million square feet of gross leasable area. As of December 31, 2021, the Company’s pro-rata share of the aggregate portfolio was 93.1% leased.
The Company’s principal executive offices are located at 19 West 44th Street, Suite 1002, New York, New York 10036 and its telephone number is (212) 221-1261. The Company’s website is rptrealty.com. The information included, or referenced to, on or otherwise accessible through, our website is not intended to form a part of, or be incorporated by reference into, this prospectus.

As of December 31, 2021, the Company had 125 full-time employees. None of our employees is represented by a collective bargaining unit, and we believe that our relations with our employees are good.
We conduct substantially all of our business through our operating partnership, RPT Realty, L.P. (the “Operating Partnership” or “OP”), a Delaware limited partnership. The Operating Partnership, either directly or indirectly through partnerships or limited liability companies, holds fee title to all owned properties. As the sole general partner of the Operating Partnership, we have the exclusive power to manage and conduct the business of the Operating Partnership. As of December 31, 2021, we owned approximately 98.0% of the Operating Partnership.

RISK FACTORS
You should carefully consider the risks described in the documents incorporated by reference in this prospectus before making an investment decision. These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by the occurrence of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including (i) RPT Realty’s Annual Report on Form 10-K for the year ended December 31, 2021, as amended from time to time, which is incorporated herein by reference and (ii) documents RPT Realty files with the SEC after the date of this prospectus that are deemed incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS
These forward-looking statements represent our expectations, plans or beliefs concerning future events and may be identified by terminology such as “may,” “will,” “should,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “predict” or similar terms. Although the forward-looking statements made in this document are based on our good faith beliefs, reasonable assumptions and our best judgment based upon current information, certain factors could cause actual results to differ materially from those in the forward-looking statements. The ongoing impact of the novel coronavirus (“COVID-19”) pandemic, or the impact of any future pandemic, epidemic or outbreak of any other highly infectious disease, has, and could continue to cause, adverse effects on the financial condition, results of operations, cash flows and performance of the Company and our tenants (including their ability to timely make rent payments), the real estate market (including the local markets where our properties are located), the financial markets and general global economy as well as on our ability to enter into new leases or renew leases with existing tenants on favorable terms or at all. The impact COVID-19 has, and will continue to have, on the Company and its tenants is highly uncertain, cannot be predicted and will vary based upon the duration, magnitude and scope of the COVID-19 pandemic, including any related variants, the short-term and long-term effect of COVID-19 on consumer behaviors, the effectiveness and availability of vaccines or cures for COVID-19 and the willingness of people to take available vaccines, as well as the actions taken by federal, state and local governments to mitigate the impact of COVID-19, including social distancing protocols and restrictions on business activities, and the effect of any relaxation or revocation of current restrictions. Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets such as the inability to obtain equity, debt or other sources of funding or refinancing on favorable terms to the Company and the cost and availability of capital, which depends in part on our asset quality and our relationships with lenders and other capital providers; changes in the interest rate and/or other changes in the interest rate environment; the discontinuance of London Interbank Offered Rate; risks associated with bankruptcies or insolvencies or general downturn in the businesses of tenants; the potential adverse impact from tenant defaults generally or from the unpredictability of the business plans and financial condition of the Company’s tenants, which are heightened as a result of the COVID-19 pandemic; the execution of deferral or rent concession agreements by tenants; our business prospects and outlook; acquisition, disposition, development and joint venture risks; our insurance costs and coverages; increases in the cost of operations; risks related to cybersecurity and loss of confidential information and other business interruptions; changes in governmental regulations, tax rates and similar matters; our continuing to qualify as a REIT; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including in particular those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. Given these uncertainties, you should not place undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page at www.sec.gov. We also maintain an internet site at www.rptrealty.com where there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.
We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the securities, we refer you to the registration statement and to such exhibits and schedules. You may review a copy of the registration statement through the SEC’s website. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to that filed information. The information incorporated by reference is an important of this prospectus, and information that we file later with the SEC will automatically be deemed to update and supersede the information already incorporated by reference.
We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 18, 2022;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020 from our Definitive Proxy Statement, as amended, for our 2021 annual meeting of shareholders held on April 28, 2021; and

•
the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on November 1, 1988 (which incorporates by reference pages 101-119 of our prospectus/proxy statement filed with the SEC on November 1, 1988), as updated by the description of our common shares contained in our definitive proxy statement on Schedule 14A for our special meeting of shareholders held on December 18, 1997, as further updated by Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 20, 2020, including any amendments or reports filed for the purposes of updating such description.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date of the completion of the offering of the securities described in this prospectus, except as to any portion of any future document that is deemed furnished and not filed in accordance with SEC rules, shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Any statement contained in this prospectus or in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows:
RPT Realty
Investor Relations
19 West 44th Street, Suite 1002
New York, New York 10036
(212) 221-1261

USE OF PROCEEDS
Unless otherwise provide otherwise in a supplement to this prospectus, we expect to use the net proceeds from any sale of securities by us under this prospectus for one or more of the following:
•	the repayment of debt;
•	the financing of capital commitments;
•	the acquisition, development, redevelopment and improvement of properties;
•	working capital; and
•	other general corporate purposes.
Pending such uses, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.
Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

DESCRIPTION OF COMMON SHARES
This section describes the general terms and provisions of our common shares of beneficial interest, par value $0.01 per share (the “common shares”). This summary is not complete. We have incorporated by reference our Declaration of Trust and our Amended and Restated Bylaws, as amended (our “Bylaws”) as exhibits to the registration statement of which this prospectus is a part. We have also incorporated by reference in this prospectus a description of our common shares which is contained in other documents we have filed with the SEC. You should read these other documents before you acquire any common shares. The statements below describing the common shares are in all respects subject to, and qualified in their entirety by reference to, and should be read in conjunction with, the applicable provisions of our Declaration of Trust and our Bylaws.
Common Shares
Certain rights that accompany the ownership of our common shares may be subject to the preferential rights of other classes or series of our shares and to the provisions of our Declaration of Trust regarding restrictions on ownership and transfer of our shares.
General
Our Declaration of Trust provides that we may issue up to 240,000,000 common shares, of which 83,893,718 shares were issued and outstanding as of December 31, 2021. All common shares offered pursuant to any prospectus supplement will, when issued in exchange for the consideration therefor, be duly authorized, fully paid and non-assessable. This means that the full price for our common shares will be paid at issuance and that you, as a purchaser of such common shares will not be later required to pay us any additional monies for such common shares.
Dividends
Subject to the preferential rights of any other class or series of our shares of beneficial interest, and to the provisions of the Declaration of Trust regarding the restriction on transfer and ownership of common shares, holders of common shares are entitled to receive dividends on such shares out of our funds that we can legally use to pay dividends, when, as and if such dividends are declared by our board of trustees.
Voting Rights
Subject to the provisions of our Declaration of Trust regarding restrictions on the transfer and ownership of shares of beneficial interest, the holders of common shares have the exclusive power to vote on all matters presented to our shareholders unless the terms of any outstanding preferred shares give the holders of preferred shares the right to vote on certain matters or generally. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of our trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the votes held by the holders of the remaining common shares, if any, will not be sufficient to elect any trustee.
Other Rights
Subject to the provisions of our Declaration of Trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each common share has equal distribution, liquidation and other rights, and has no preference, conversion, sinking fund, redemption or preemptive rights.
Pursuant to our Declaration of Trust and Maryland law, certain mergers, any consolidation or sale of all or substantially all of our assets or dissolution require the affirmative vote of at least two-thirds of all the votes entitled to be cast by our shareholders on the matter. Any amendment to our Declaration of Trust, other than an amendment of any of the sections of our Declaration of Trust which provide that the matters described in the foregoing sentence must be approved by a two-thirds vote, requires the affirmative vote of at least a majority of all the votes entitled to be cast by our shareholders on the matter. Subject to any rights of holders of one or more classes or series of our preferred shares to elect one or more trustees, at a meeting of our shareholders, the affirmative vote of at least two-thirds of our shareholders entitled to vote generally in the election of trustees is required in order to remove a trustee. Our Declaration of Trust authorizes our board of trustees to increase or decrease the aggregate number of our authorized shares of beneficial interest and the number of shares of any class or series of beneficial interest without shareholder approval.

Transfer Agent and Registrar
The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT, we must not be “closely held” as determined under Section 856(h) of the Code. We will not be considered “closely held” if no more than 50% in value of our outstanding shares is actually or constructively owned by five or fewer individuals (as determined by applying certain attribution rules under the Code) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, in order for us to qualify as a REIT, we must satisfy two gross income tests that require us to derive a certain percentage of our income from certain qualifying sources, including rents from real property. If we, or an owner of 10% or more of our shares, actually or constructively owns 10% or more of one of our tenants (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant (referred to in this section as a “Related Party Tenant”) will not be treated as qualifying rent for purposes of the REIT gross income tests. Moreover, in order for us to qualify as a REIT, at least 100 persons must beneficially own our shares during 335 or more days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which we elected to be treated as a REIT).
In order to assist us in preserving our REIT status, our Declaration of Trust prohibits:
•
any person from actually or constructively owning our shares that would cause us to be “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, including by reason of receiving rents from tenants that are “Related Party Tenants” in an amount that would cause us to fail to satisfy one or both of the REIT gross income tests, and

•	any person from transferring our shares if the transfer would cause our shares to be beneficially owned by fewer than 100 persons.
In addition, to assist us in avoiding a transfer of shares that would cause us to become “closely held” or the receipt of rent from a Related Party Tenant, our Declaration of Trust, subject to customary exceptions, provides that no holder may actually or constructively own more than the “ownership limit” as determined by applying certain attribution rules under the Code. The “ownership limit” means:
•	with respect to our common shares, 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, and
•
with respect to any class or series of our preferred shares, 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of the applicable class or series of our preferred shares.

The attribution rules under the Code are complex and may cause common shares actually or constructively owned by a group of related individuals and/or entities to be treated as being constructively owned by one individual or entity. As a result, the acquisition by an individual or entity of less than 9.8% of our common shares (or the acquisition by an individual or entity of an interest in an entity that actually or constructively owns our common shares) could cause such individual or entity, or another individual or entity, to constructively own in excess of 9.8% of our outstanding common shares and, thus, subject those common shares to the ownership limit.
Our Declaration of Trust provides that our board of trustees may, in its sole discretion and upon the vote of 75% of its members, grant an exemption from the ownership limit with respect to a person (or more than one person) who would not be treated as an “individual” for purposes of the Code if such person submits to the board information satisfactory to the board, in its reasonable discretion, demonstrating that:
•	such person is not an “individual” for purposes of the Code,
•	such person’s share ownership will not cause a person who is an “individual” to be treated as owning common shares in excess of the ownership limit, applying the attribution rules under the Code, and
•	such person’s share ownership will not otherwise jeopardize our REIT status.
As a condition of a waiver, our board of trustees may, in its reasonable discretion, require undertakings or representations from such person to ensure that the conditions described above are satisfied and will continue to be satisfied for as long as such person owns shares in excess of the ownership limit.

Our Declaration of Trust provides that, under some circumstances, our board of trustees may, in its sole discretion and upon the vote of 75% of its members, grant an exemption for individuals to acquire preferred shares in excess of the ownership limit.
Our Declaration of Trust provides that our board of trustees also has the authority to increase the ownership limit from time to time, but it does not have the authority to do so to the extent that, after giving effect to an increase, five beneficial owners of our common shares could beneficially own in the aggregate more than 49.5% of the value of our outstanding common shares.
Any person who acquires, or attempts or intends to acquire, actual or constructive ownership of our shares that violates or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice to us immediately and provide us with any information that we may request in order to determine the effect of the transfer on our REIT status.
If any purported transfer of our shares or any other event would otherwise result in any person violating the ownership limit or the other restrictions in our Declaration of Trust, then our Declaration of Trust provides that the purported transfer will be void and of no force or effect with respect to the purported transferee as to that number of shares that exceeds the ownership limit and the purported transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any shares in excess of the ownership limit will cease to own any right or interest) in those excess shares. Our Declaration of Trust provides that any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. This automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our Declaration of Trust) prior to the date of the violating transfer.
Within 20 days of receiving notice from us of the transfer of shares to the trust, our Declaration of Trust provides that the trustee of the trust (who will be designated by us and who will not be affiliated with us and the purported transferee or owner) will be required to sell the excess shares to a person or entity who could own those shares without violating the ownership limit and distribute to the purported transferee an amount equal to the lesser of the price paid by the purported transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), our Declaration of Trust provides that the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the purported owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the purported transferee or owner, as applicable, will be distributed to the beneficiary of the trust.
Prior to a sale of any excess shares by the trust, our Declaration of Trust provides that the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported transferee prior to the discovery by us that its shares have been transferred to the trust and (2) to recast votes in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust. Our Declaration of Trust provides that any dividend or other distribution paid to the purported transferee or owner (prior to the discovery by us that its shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit, then our Declaration of Trust provides that the transfer of the excess shares will be void.
In addition, our Declaration of Trust provides that our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the fair market value at the time of that devise or gift) and (2) the fair market value of such shares on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares of beneficial interest held in the trust. Upon the sale to us, our Declaration of Trust provides that the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported owner.

All certificates evidencing our shares will bear a legend referring to the restrictions described above and a statement that we will furnish a copy of our Declaration of Trust to a shareholder on request and without charge.
All persons who own, either actually or constructively by application of the attribution rules under the Code, more than 5% (or other percentage between 1/2 of 1% and 5% as provided in applicable rules and regulations under the Code) of the lesser of the number or value of our outstanding shares must give a written notice to us by January 30 of each year. In addition, each shareholder will, upon demand, be required to disclose to us in writing information with respect to the direct, indirect and constructive ownership of our shares that our board of trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine our compliance with such provisions or requirements.

DESCRIPTION OF PREFERRED SHARES
The following description of our preferred shares of beneficial interest, $0.01 par value per share (the “preferred shares”), which may be offered pursuant to a prospectus supplement, sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The particular terms of the preferred shares being offered and the extent to which such general provisions may or may not apply will be described in a prospectus supplement relating to such preferred shares. The statements below describing the preferred shares are in all respects subject to, and qualified in their entirety by reference to, the applicable provisions of our Declaration of Trust (including any articles supplementary setting forth the terms of the preferred shares), and our Bylaws.
General
Our Declaration of Trust provides that we may issue up to 10,000,000 preferred shares, of which 2,000,000 preferred shares have been classified and designated as our 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par value per share, with a liquidation preference of $50.00 per share (the “Series D preferred shares”). As of December 31, 2021, 1,848,539 Series D preferred shares were issued and outstanding.
The specific terms of a particular class or series of preferred shares will be described in the prospectus supplement relating to that class or series. The description of preferred shares set forth below and the description of the terms of a particular class or series of preferred shares set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.
Subject to limitations prescribed by Maryland law and our Declaration of Trust, our board of trustees is authorized to fix the number of shares constituting each class or series of preferred shares and to set or fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series.
The preferred shares we may offer from time to time under this prospectus, when issued in exchange for the consideration therefor, will be duly authorized, fully paid and nonassessable, and holders of our preferred shares will not have any preemptive rights.
The issuance of our preferred shares could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders. In addition, any preferred shares that we issue could rank senior to our common shares with respect to the payment of distributions, in which case we could not pay any distributions on our common shares until full distributions have been paid with respect to such preferred shares.
The rights, preferences, privileges and restrictions of each class or series of preferred shares will be fixed by articles supplementary relating to the class or series. We will describe the specific terms of the particular class or series of preferred shares in the prospectus supplement relating to that class or series, which terms will include:
•	the designation and par value of the preferred shares;
•	the voting rights, if any, of the preferred shares;
•	the number of preferred shares offered, the liquidation preference per share of our preferred shares and the offering price of the preferred shares;
•	the distribution rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred shares;
•	whether distributions will be cumulative or non-cumulative and, if cumulative, the date(s) from which distributions on the preferred shares will cumulate;
•	the procedures for any auction and remarketing for the preferred shares, if applicable;
•	the provision for a sinking fund, if any, for the preferred shares;
•	the provision for, and any restriction on, redemption, if applicable, of the preferred shares;
•	the provision for, and any restriction on, repurchase, if applicable, of the preferred shares;

•	the terms and provisions, if any, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner or calculation) and conversion period;
•	the terms under which the rights of the preferred shares may be modified, if applicable;
•	the relative ranking and preferences of the preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;
•
any limitation on issuance of any other class or series of preferred shares, including any class or series of preferred shares ranking senior to or on parity with the class or series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any listing of the preferred shares on any securities exchange;
•	if appropriate, a discussion of any additional material U.S. federal income tax considerations applicable to the preferred shares;
•	information with respect to book-entry procedures, if applicable;
•	in addition to those restrictions described below, any other restrictions on the ownership and transfer of the preferred shares; and
•	any additional rights, preferences, privileges or restrictions of the preferred shares.
Restrictions on Ownership and Transfer
Holders of preferred shares will be subject to the ownership and transfer restrictions set forth in our Declaration of Trust. For a general description of such restrictions, see “Description of Common Shares – Restrictions on Ownership and Transfer.” All certificates evidencing preferred shares will bear a legend referring to such restrictions.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsecured and unsubordinated obligations or our subordinated obligations. We use the term “senior debt securities” to refer to the unsecured and unsubordinated obligations. We use the term “subordinated debt securities” to refer to the subordinated obligations. The subordinated debt securities of any class or series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as is described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more classes or series.
Our senior debt securities may be issued from time to time under a senior debt securities indenture with a trustee to be named in the senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture with a trustee to be named in the subordinated debt securities indenture, which will describe the specific terms of the debt class or series. We use the term “indenture” to refer to the senior debt securities indenture or the subordinated debt securities indenture. We use the term “trustee” to refer to the trustee named in the senior debt securities indenture or the subordinated debt securities indenture.
Some of our operations are conducted through our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be (i) subject to statutory or contractual restrictions, (ii) contingent upon the earnings of our subsidiaries, and (iii) subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness held by a subsidiary that is senior to indebtedness held by us.
The following summary of selected provisions that will be included in indentures and in the debt securities is not complete. Before making an investment in our debt securities, you should review the applicable prospectus supplement and the form of applicable indenture, which will be filed with the SEC in connection with the offering of the specific debt securities.
General
We can issue debt securities of any class or series with terms different from the terms of debt securities of any other class or series and the terms of particular debt securities within any class or series may differ from each other, all without the consent of the holders of previously issued classes or series of debt securities. The debt securities of each class or series will be our direct, unsecured obligations.
The applicable prospectus supplement relating to the class or series of debt securities will describe the specific terms of each class or series of debt securities being offered, including, where applicable, the following:
•	the title;
•	the aggregate principal amount and whether there is any limit on the aggregate principal amount that we may subsequently issue;
•	whether the debt securities will be senior, senior subordinated, subordinated or junior subordinated;
•	the name of the trustee and its corporate trust office;
•	any limit on the amount of debt securities that may be issued;
•	any subordination provisions;
•	any provisions regarding the conversion or exchange of such debt securities with or into other securities;
•	any default provisions and events of default applicable to such debt securities;
•	any covenants applicable to such debt securities;
•	whether such debt securities are issued in certificated or book-entry form, and the identity of the depositary for those issued in book-entry form;

•
whether such debt securities are to be issuable in registered or bearer form, or both, and any restrictions applicable to the exchange of one form or another and to the offer, sale and delivery of such debt securities in either form;

•
whether such debt securities may be represented initially by a debt security in temporary or permanent global form, and, if so, the initial depositary and the circumstances under which beneficial owners of interests may exchange such interests for debt securities of like tenor and of any authorized form and denomination and the authorized newspapers for publication of notices to holders of bearer securities;

•	any other terms required to establish a class or series of bearer securities;
•	the price(s) at which such debt securities class or series will be issued;
•
the person to whom any interest will be payable on any debt securities, if other than the person in whose name the debt security is registered at the close of business on the regular record date for the payment of interest;

•	any provisions restricting the declaration of dividends or requiring the maintenance of any asset ratio or maintenance of reserves;
•	the date or dates on which the principal of and premium, if any, is payable or the method(s), if any, used to determine those dates;
•	the rate(s) at which such debt securities will bear interest or the method(s), if any, used to calculate the rate(s);
•	the date(s), if any, from which any interest will accrue, or the method(s), if any, used to determine the dates on which interest will accrue and date(s) on which interest will be payable;
•	any redemption or early repayment provisions applicable to such debt securities;
•
the stated maturities of installments of interest, if any, on which any interest on such debt securities will be payable and the regular record dates for any interest payable on any debt securities which are registered securities;

•	the places where and the manner in which the principal of and premium and/or interest, if any, will be payable and the places where the debt securities may be presented for transfer;
•
our obligation or right, if any, to redeem, purchase or repay such debt securities of the class or series pursuant to any sinking fund amortization or analogous provisions or at the option of a holder of such debt securities and other related provisions;

•	the denominations in which any registered securities are to be issuable;
•
the currency, currencies or currency units, including composite currencies, in which the purchase price for, the principal of and any premium and interest, if any, on such debt securities will be payable;

•	the time period within which, the manner in which, and the terms and conditions upon which, the purchaser of any of such debt securities can select the payment currency;
•
if the amount of payments of principal, premium, if any, and interest, if any, on such debt securities is to be determined by reference to an index, formula or other method, or based on a coin or currency or currency unit other than that in which such debt securities are stated to be payable, the manner in which these amounts are to be determined and the calculation agent, if any, with respect thereto;

•
if other than the principal amount thereof, the portion of the principal amount of the debt securities of the class or series which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•
if we agree to pay any additional amounts on any of the debt securities, and coupons, if any, of the classes or series to any holder in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances, procedures and terms under which we will make these payments;

•	any terms applicable to debt securities of any class or series issued at an issue price below their stated principal amount;

•
whether such debt securities are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such class or series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•	any provisions relating to covenant defeasance and legal defeasance;
•	any provision relating to the satisfaction and discharge of the applicable indenture;
•	any special applicable U.S. federal income tax considerations;
•	any provisions relating to the modification of the applicable indenture both with and without the consent of the holders of the debt securities of the class or series issued under such indenture; and
•	any other material terms not inconsistent with the provisions of the applicable indenture.
The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities. U.S. federal income tax consequences and special considerations, if any, applicable to any such class or series will be described in the applicable prospectus supplement.
Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional U.S. federal income tax considerations will be set forth in the applicable prospectus supplement.
Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
The debt securities of a class or series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a class or series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement

DESCRIPTION OF DEPOSITARY SHARES
The following description of shares represented by depositary shares sets forth certain general terms and provisions of depositary agreements, depositary shares and depositary receipts. This summary does not contain all of the information that you may find useful. The particular terms of the depositary shares and related agreements and receipts will be described in the prospectus supplement relating to those depositary shares. For more information, you should review the relevant form of deposit agreement and relevant form of depositary receipts, which will be filed with the SEC.
Interest in a Fractional Preferred Share or Multiple Preferred Shares
We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional preferred share or multiple preferred shares instead of whole preferred shares. If so, we will allow a depositary to issue depositary shares to the public, each of which will represent an interest in a fractional preferred share or multiple preferred shares as described in the prospectus supplement.
Deposit Agreement
A class or series of our preferred shares represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a preferred share of a particular class or series represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the class or series of preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).
The depositary shares will be evidenced by one or more depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred shares by us to the preferred share depositary, we will cause the preferred share depositary to issue, on our behalf, the depositary receipts.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by those holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.
In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary determines that it is not feasible to make that distribution, in which case the depositary may, with our approval, sell that property and distribute the net proceeds from that sale to those holders.
Withdrawal of Preferred Shares
Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption or converted into excess preferred shares or otherwise), the holders thereof will be entitled to delivery at that office, to or upon that holder’s order, of the number of whole or fractional preferred shares of the class or series and any money or other property represented by the depositary shares evidenced by those depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional preferred shares of the related class or series on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of those preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the preferred shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation
The terms on which the depositary shares relating to the preferred shares of any class or series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.
Voting
Upon receipt of notice of any meeting at which the holders of a class or series of preferred shares deposited with the depositary are entitled to vote, the depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that class or series of preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that class or series of preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by that holder’s depositary shares. The depositary will vote the amount of that class or series of preferred shares represented by those depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of that class or series of preferred shares represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as that action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.
Conversion
The depositary shares will not be convertible directly into our common shares or any other of our securities or property, except in connection with exchanges to preserve our status as a REIT. Holders of depositary receipts evidencing convertible preferred shares may surrender the depositary receipts to the depositary with instructions directing us to convert the class or series of preferred shares represented by the related depositary shares into whole common shares, other preferred shares or other securities if specified in the prospectus supplement relating to the offering of the depositary shares. When we receive these instructions, and the payment of any applicable fees, we will convert or exchange the preferred shares using the same procedures as we use for the delivery of preferred shares. If a holder is converting only part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted. We will not issue any fractional common shares upon conversion, and if a conversion would result in a fractional common share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of our common shares on the last business day prior to the conversion.
Amendment and Termination of the Deposit Agreement
The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.
The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related preferred share shall have been converted into our securities not so represented by depositary shares.
Restrictions on Ownership and Transfer
Holders of depositary receipts will be subject to the ownership and transfer restrictions set forth in our Declaration of Trust. For a general description of such restrictions, see “Description of Common Shares - Restrictions on Ownership and Transfer.”

DESCRIPTION OF WARRANTS
The following description sets forth certain general terms and provisions of the warrants that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the warrants that we may offer and the related agreements will be described in the prospectus supplement relating to those warrants. For more information, you should review the relevant form of warrant agreement and the relevant form of warrant certificate, if any, which will be filed with the SEC.
We may issue warrants for the purchase of common shares or preferred shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement, which we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.
The prospectus supplement relating to any warrants we are offering will describe the specific terms relating to the offering, including some or all of the following:
•	the title of such warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation and terms of the securities with which the warrants will be issued and the number of warrants issued with each such security;
•	the date, if any, on and after which the warrants and related security, if any, will be separately transferable;
•	the price at which each security that can be purchases upon exercise of such warrants may be purchased;
•	the date on which the right to exercise the warrants will commence and the date on which such right will expire;
•	the minimum or maximum amount of such warrants that may be exercised at any one time, if applicable;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS
The following description sets forth certain general terms and provisions of the rights that we may offer from time to time. This summary does not contain all of the information that you may find useful. The particular terms of any of the rights that we may offer and the related agreements will be described in the prospectus supplement relating to those rights. For more information, you should review the relevant form of rights agreement and the relevant form of rights certificate, if any, which will be filed with the SEC.
We may from time to time, issue rights to our shareholders for the purchase of common shares, preferred shares or other securities. Each series of rights will be issued under a separate rights agreement to be entered into between the Company, from time to time, and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as an agent of ours in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.
The applicable prospectus supplement will describe the terms of the rights to be issued, including the following where applicable:
•	the date for determining the shareholder entitled to the rights distribution;
•	the aggregate number of common shares or other securities purchasable upon the exercise of the rights and the exercise price and any adjustments to such exercise price;
•	the aggregate number of rights bring issued;
•	the date, if any, on and after which the rights may be transferable separately;
•	the date on which the right to exercise the rights shall commence and the date on which the right shall expire;
•	any special U.S. federal income tax consequences; and
•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND AMENDED AND RESTATED BYLAWS
The following description of certain provisions of Maryland law and of our Declaration of Trust and Bylaws is only a summary and is in all respects subject to, and qualified in its entirety by reference to, the applicable provisions of Maryland law, our Declaration of Trust and our Bylaws. For a complete description, we refer you to Maryland law, our Declaration of Trust and our Bylaws. See “Where You Can Find More Information.”
Our Board of Trustees
Our Declaration of Trust provides that the number of trustees will be nine, which number may be increased or decreased pursuant to the Bylaws. Our Bylaws provide that a majority of the entire board of trustees may establish, increase or decrease the number of trustees serving on our board of trustees. Any vacancy on our board of trustees, other than a vacancy created as a result of the removal of any trustee by the action of the shareholders, shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the trustees.
Our Declaration of Trust provides that at each annual meeting of shareholders our trustees will be elected to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualify. Holders of our common shares have no right to cumulative voting in the election of trustees. Consequently, the holders of a majority of our common shares will be able to elect all of our trustees at each annual meeting of shareholders. Additionally, in the event that dividends on our Series D preferred shares are in arrears for six or more quarterly periods, whether or not consecutive, the number of trustees then constituting the board will increase by two and the holders of our Series D preferred shares, voting separately as a class with holders of all other series of preferred shares ranking on a parity with the Series D preferred shares and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of a total of two additional trustees for a limited time.
Removal of Trustees
Our Declaration of Trust provides that, subject to any rights of holders of one or more classes or series of preferred shares to elect and remove one or more trustees, any trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees. If any trustee shall be so removed, our shareholders may take action to fill the vacancy so created. Our Bylaws provide that an individual so elected as trustee by the shareholders shall hold office for the unexpired term of the trustee whose removal created the vacancy.
Business Combinations
Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include, among other things specified in the statute, a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:
•	any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or
•
an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which such person or entity otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.
After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and
•
two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has adopted a resolution that any business combination between us and any other person or entity is exempted from the provisions of the statute described in the preceding paragraphs. This resolution, however, may be altered or repealed, in whole or in part, by our board of trustees at any time.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that holders of control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (ii) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.
Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. This provision of our Bylaws may not be repealed or amended, nor may another provision that is inconsistent with this provision be adopted in either our Bylaws or our Declaration of Trust, except upon the affirmative vote of a majority of all the votes cast by our shareholders at a meeting of shareholders duly called and at which a quorum is present.
Merger; Amendment to the Declaration of Trust
Under Maryland law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland REIT may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Declaration of Trust does not provide for a lesser percentage of shareholder votes for approval of a merger in which we are not the successor but does provide that most amendments to our Declaration of Trust may be approved by the affirmative vote of a majority of all votes entitled to be cast by our shareholders on the matter. However, amendments to provisions of our Declaration of Trust relating to the following: (1) our merger into another entity, (2) our consolidation with one or more other entities into a new entity, (3) the sale, lease, exchange or transfer of all or substantially of our assets, or (4) the termination of our existence must be approved by the affirmative vote of at least two-thirds of all votes entitled to be cast by our shareholders on the matter. Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or a real estate investment trust under Maryland law governing real estate investment trusts, without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by our board of trustees.
Transfer of Assets; Consolidation
Our Declaration of Trust provides that, subject to the provisions of any class or series of our shares outstanding, we may merge into another entity, consolidate with another entity or entities into a new entity, or sell, lease, exchange or transfer all or substantially all of our property, if such action is approved by our board of trustees and by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by our shareholders on the matter.
Termination of the Trust
Subject to the provisions of any class or series of our shares at the time outstanding, our existence may be terminated at any meeting of our shareholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast by our shareholders on the matter.
Advance Notice of Trustee Nominations and New Business
Our Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of trustees and the proposal of business to be considered by our shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by any shareholder who was a shareholder of record both at the time of giving notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of our Bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the special meeting. Nominations of persons for election to the board of trustees at a special meeting of shareholders at which trustees are to be elected may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees, or (3) provided that the board of trustees has determined that trustees shall be elected at such special meeting, by any shareholder who was a shareholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws.
Unsolicited Takeovers
Under certain provisions of Maryland law relating to unsolicited takeovers, a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify our board of trustees into three classes with staggered terms of three years each and vest in our board of trustees the exclusive right to determine the number of trustees and the exclusive right by the affirmative vote of a majority of the remaining trustees, to fill vacancies on the board of trustees, even if the remaining trustees do not constitute a quorum. These statutory provisions also provide that any trustee elected to fill a vacancy shall hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, rather than the next annual meeting of trustees as would otherwise be the case, and until his successor is elected and qualified. Finally, these statutory provisions provide that a special meeting of shareholders need be called only upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the special meeting.
An election to be subject to any or all of the foregoing statutory provisions may be made in our Declaration of Trust or Bylaws, or by resolution of our board of trustees. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our Declaration of Trust or Bylaws provide to the contrary.

Through provisions in our Declaration of Trust and Bylaws unrelated to the foregoing statutory provisions, a two-thirds vote is required to remove any trustee from our board of trustees and, unless called by our chairman of the board, our president or one-third of our trustees, the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting is required to call a special meeting of shareholders. If we made an election to be subject to the statutory provisions described above and our board of trustees were divided into three classes with staggered terms of office of three years each, the classification and staggered terms of office of our trustees would make it more difficult for a third party to gain control of our board of trustees since at least two annual meetings of shareholders, instead of one, generally would be required to effect a change in the majority of our board of trustees. Moreover, if we made an election to be subject to the statutory provisions described above, our board of trustees would have the exclusive right to determine the number of trustees and the exclusive right to fill vacancies on the board of trustees, and any trustee elected to fill a vacancy would hold office for the remainder of the full term of the class of trustees in which the vacancy occurred.
We have not elected to become subject to the foregoing statutory provisions relating to unsolicited takeovers. However, we could, by resolutions adopted by our board of trustees and without shareholder approval, elect to become subject to any or all of these statutory provisions.
Anti-Takeover Effect of Certain Provisions of Maryland Law, the Declaration of Trust, and Bylaws
The business combination provisions of Maryland law, if we decide in the future to rescind our election to be exempt therefrom, the control share acquisition provisions of Maryland law, if the applicable provision in our Bylaws is rescinded, the unsolicited takeover provisions of Maryland law, if we elect to become subject thereto, the provisions of our Declaration of Trust on the removal of trustees, the advance notice provisions of our Bylaws, and certain other provisions of our Declaration of Trust and Bylaws, could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.
Power to Reclassify our Shares
Our Declaration of Trust authorizes our board of trustees to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of shares of each class or series, our board of trustees is required by Maryland law and by our Declaration of Trust to set, subject to the restrictions on transfer and ownership of shares contained in our Declaration of Trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.
Power to Increase our Authorized Capital and to Issue Additional Common Shares and Preferred Shares
Our Declaration of Trust authorizes our board of trustees, without the approval of our shareholders, to amend our Declaration of Trust from time to time to increase or decrease the aggregate number of common shares and/or preferred shares or the number of shares of any class or series that we have authority to issue.
We believe that the power to increase our authorized capital, to issue additional common shares or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax considerations relating to (i) the qualification and taxation of RPT Realty as a REIT, (ii) the purchase, ownership and disposition of common shares of RPT Realty and (iii) the purchase, ownership and disposition of certain debt securities issued by RPT Realty.
Because this is a summary that is intended to address only generally applicable U.S. federal income tax considerations relating to the ownership and disposition of our common shares and certain debt securities, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:
•	the tax consequences to you may vary depending on your particular tax situation;
•
special rules that are not discussed below may apply to you if, for example, you are a broker-dealer, a dealer in securities or currencies, a trust, an estate, a regulated investment company, a REIT, a financial institution, an insurance company, a person who holds 10% or more (by vote or value) of our shares, a partnership or similar pass-through entity or an investor in such an entity, a person subject to the alternative minimum tax provisions of the Code, a person holding our common shares or debt securities as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment, a person required to accelerate any item of gross income as a result of such income being recognized on an applicable financial statement, a person who acquired its common shares or debt securities in connection with the performance of services, a person who marks-to market our common shares or debt securities, a U.S. expatriate, a U.S. shareholder (as defined below) or a holder of our debt securities whose functional currency is not the U.S. dollar, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local, or non-U.S. tax considerations;
•	this summary assumes that shareholders hold our common shares and holders of our debt securities hold their debt securities as a “capital asset” within the meaning of Section 1221 of the Code;
•	this summary does not address U.S. federal income tax considerations applicable to tax-exempt organizations, except to the limited extent described below;
•	this summary does not address U.S. federal income tax considerations applicable to non-U.S. persons, including the application of tax treaties, except to the limited extent described below;
•	this summary does not address state, local, non-U.S., alternative minimum, or estate tax considerations; and
•	this discussion is not intended to be, and should not be construed as, tax advice.
In addition, this summary does not address tax considerations relating to the purchase, ownership and disposition of preferred shares, stock purchase contracts, depository shares or warrants, and in the event we issue any preferred shares, stock purchase contracts, depository shares or warrants, the prospectus supplement will discuss certain related tax considerations in greater detail. Furthermore, the following summary does not address any U.S. federal income tax considerations to holders of our outstanding shares that could result if we issue any redeemable preferred shares at a price that exceeds its redemption price by more than a de minimis amount or that otherwise provides for dividends that are economically a return of the shareholder’s investment (rather than a return on the shareholder’s investment), which preferred shares could be considered “fast-pay stock” under Treasury Regulations promulgated under Section 7701(l) of the Code and treated under such regulations as a financing instrument among the holders of the fast-pay stock and our other shareholders. This summary also does not address tax considerations relating to the acquisition, ongoing ownership or redemption or other disposition of units of our operating partnership, RPT Realty, L.P.
You are urged both to review the following discussion and to consult with your tax advisor to determine the effect of the purchase, ownership and disposition of our common shares or debt securities on your particular tax situation, including any state, local, or non-U.S. tax consequences.
For purposes of this discussion, references to “we,” “us” or “our,” and any similar terms, refer solely to RPT Realty and not RPT Realty, L.P. For purposes of this discussion, the term “corporation” includes any entity treated as a corporation for U.S. federal income tax purposes, and the term “stock” means interests treated as equity in a corporation for U.S. federal income tax purposes. For purposes of this discussion, the term “partnership” includes any entity treated as a partnership for U.S. federal income tax purposes, and the term “partner” includes any person treated as a member of a partnership for U.S. federal income tax purposes.
The information in this section is based on the current Code, the current, temporary and proposed regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed), and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.
Classification and Taxation of RPT Realty as a REIT
We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1996. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.
We believe that our ownership, form of organization and operations through the date hereof and our proposed ownership, organization and method of operations thereafter have enabled and will enable us to qualify as a REIT beginning with our taxable year ended December 31, 1996. In connection with our filing of this registration statement, we have received an opinion of our tax counsel, Goodwin Procter LLP, to the effect that (i) we have been organized in conformity with the requirements for qualification and taxation as a REIT and (ii) our prior, current, and proposed ownership, organization, and method of operations as represented by management have allowed and will continue to allow us to satisfy the requirements for qualification and taxation as a REIT commencing with our taxable year ended December 31, 2015 and for subsequent taxable years. This opinion was based on representations and covenants made by us as to certain factual matters relating to our formation, prior and intended ownership, organization and operations, certain assumptions relating to our organization and operations, and certain other matters affecting our ability to qualify as a REIT. Goodwin Procter LLP has not verified those representations, and their opinion assumes that such representations and covenants are true, correct and complete, that we have been owned and operated and will continue to be owned and operated in accordance with such representations and covenants. In addition, this opinion was based on the law existing and in effect as of its date (and to the extent applicable, the law in effect for prior periods covered by this opinion). Our qualification and taxation as a REIT has depended and will depend on our ability to meet on a continuing basis, through actual operating results, the asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. Goodwin Procter LLP has not reviewed and will not review our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to have qualified as or to remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ended December 31, 2015 or for any subsequent period. Also, the opinion of Goodwin Procter LLP is not binding on the IRS, or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Goodwin Procter LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.
As a REIT, we are subject to tax at normal corporate rates on our “REIT taxable income.” The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:
•
without the deductions for corporations provided in part VIII (except Code Section 248) of subchapter B of the Code (Code Section 241 and following, relating to the deduction for dividends received, etc.);

•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•
deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on non-arm’s length transactions between REITs and their taxable REIT subsidiaries, or TRSs;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).
Because a REIT is generally entitled to a deduction for dividends paid in calculating REIT taxable income, we generally will not be subject to U.S. federal income tax on that portion of our taxable income or net capital gain that we distribute currently to our shareholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax as follows:
•	We will be taxed at regular U.S. federal corporate rates on any undistributed taxable income and/or net capital gain.
•
Under some circumstances, we may have been subject to the “alternative minimum tax” on our items of tax preference (although the corporate alternative minimum tax has been repealed for taxable years beginning after December 31, 2017).

•
If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest U.S. federal corporate income tax rate on this income.

•
If we have net income from “prohibited transactions” we will be subject to a 100% tax on this income. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•
If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which we fail the 75% gross income test for the taxable year or (2) the amount by which we fail the 95% gross income test for the taxable year, multiplied by a fraction intended to reflect our profitability.

•
If we fail to satisfy any of the REIT asset tests, as described below, other than a failure by a de minimis amount of the 5% or 10% assets tests, and we qualify for and satisfy certain cure provisions, then we will be required to pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests and (y) the highest U.S. federal income tax rate then applicable to corporations (currently 21%).

•
If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•
If we fail to qualify for taxation as a REIT because at the end of a taxable year we have earnings and profits accumulated in a non-REIT taxable year (such as earnings and profits that we inherit from a taxable C corporation that we acquired during the year through a tax-free merger or tax-free liquidation), and our failure to comply with the prohibition on non-REIT earnings and profits was not due to fraud with intent to evade tax, we generally may retain our REIT status by paying a special distribution, but we will be required to pay an interest charge on 50% of the amount of undistributed non-REIT earnings and profits.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification as a REIT.”

•
We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year; and any undistributed taxable income from prior taxable years.

•
We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by our TRSs) if arrangements among us, our tenants, and/or our TRSs are not comparable to similar arrangements among unrelated parties.

•
We may be subject to tax on gain recognized in a taxable disposition of assets acquired by way of a tax-free merger or other tax-free reorganization with a non-REIT corporation or a tax-free liquidation of a non-REIT corporation into us. Specifically, to the extent we acquire (or have acquired) any asset from a C corporation in a carry-over basis transaction and we subsequently recognize gain on a disposition of such asset during a 5-year period beginning on the date on which we acquired the asset, then, to the extent of any “built-in gain,” such gain will be subject to U.S. federal income tax, sometimes called the “sting tax,” at the highest regular corporate tax rate, which is currently 21%. Built-in gain means the excess of (i) the fair market value of the asset as of the beginning of the applicable recognition period over (ii) our adjusted basis in such asset as of the beginning of such recognition period. See “—Sting Tax on Built-in Gains of Former C Corporation Assets.”

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would: (1) include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, (2) be deemed to have paid its proportionate share of the tax that we paid on such gain and (3) be allowed a credit for its proportionate share of the tax deemed to have been paid with an adjustment made to increase the shareholder’s basis in our stock.

•
We have and may have subsidiaries or own interests in other lower-tier entities that are C corporations that will elect, jointly with us, to be treated as our TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and non-U.S. income, franchise, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT
We elected to be taxed as a REIT under the Code effective with our taxable year ended December 31, 1996. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, ownership, sources of income, nature of assets and distributions of income to shareholders, beginning with our taxable year ended December 31, 1996. Except where otherwise noted, the discussion below summarizes the requirements for qualification as a REIT as currently in effect; however, we do not believe that any variations between the requirements summarized below and the requirements in effect for any prior taxable year adversely affected our ability to qualify as a REIT for such prior periods.
The Code defines a REIT as a corporation, trust, or association:
(1)	which is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	which is neither a financial institution nor an insurance company subject to applicable provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals,” as defined in the Code to include specified entities;

(7)
which makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	which uses a calendar year for U.S. federal income tax purposes; and
(9)	which meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.
Conditions (1), (2), (3), and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation, and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. For purposes of condition (6) above, stock owned by an entity is attributed to the owners of the entity, a person is deemed to own stock that the person has an option to acquire and an individual is deemed to own stock owned by certain family members.
We believe that we have, and have had, sufficient diversity of ownership to allow us to satisfy and to have satisfied conditions (5) and (6) above. In addition, our Declaration of Trust provides restrictions regarding the transfer of shares of our capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. Moreover, while we have only waived limits on ownership of our stock in situations where we do not believe such waivers will impact our ability to qualify as a REIT, such ownership waivers may increase the risk of failing any such ownership requirement.
To monitor its compliance with condition (6) above, a REIT is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above. If we do not comply with the annual letters requirement for a taxable year, we will be subject to a penalty tax of $25,000 (or $50,000 for an intentional disregard of the requirement) unless the failure is due to reasonable cause and not to willful neglect.
For purposes of condition (8) above, we will use a calendar year for U.S. federal income tax purposes.
Non-REIT Accumulated Earnings and Profits
As a REIT, at the end of a taxable year (including our first REIT taxable year ended December 31, 1996), we may not have any earnings and profits accumulated in a non-REIT year (sometimes referred to as “non-REIT earnings and profits”). Such non-REIT earnings and profits include any accumulated earnings and profits of non-REIT corporations whose assets we acquire (or are deemed to have acquired) through tax-free mergers and other tax-free reorganizations and through tax-free liquidations. We believe that we have operated, and we intend to continue to operate, so that we have not had and will not have any earnings and profits accumulated in a non-REIT year at the close of any taxable year.
If it is subsequently determined that we had any accumulated non-REIT earnings and profits as of the end of any taxable year, we could fail to qualify as a REIT beginning with the applicable taxable year. Pursuant to Treasury Regulations, however, so long as our failure to comply with the prohibition on non-REIT earnings and profits was not due to fraud with intent to evade tax, we could cure such failure by paying an interest charge on 50% of the amount of accumulated non-REIT earnings and profits and by making a special distribution of accumulated non-REIT earnings and profits.

Taxable REIT Subsidiaries
A TRS of ours is a corporation in which we directly or indirectly own stock and that jointly with us elects to be treated as our TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A domestic TRS is a corporation subject to U.S. federal income tax, and state and local income tax, where applicable, as a regular C corporation.
Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT income tests. A TRS may also engage in other activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants, and/or the TRS are not comparable to similar arrangements among unrelated parties.
We own and may continue to own interests in one or more TRSs. We have used and may continue to use one or more TRSs to assist in our qualification as a REIT, including to perform certain services for our tenants, receive fee income and/or other income that is not qualifying income for the REIT gross income tests and/or hold assets that could cause us to fail the REIT income or asset tests or subject us to the 100% tax on prohibited transactions. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes or other taxes.
A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 20% of the gross value of a REIT’s assets may be represented by securities of one or more TRSs (or 25% for our taxable years beginning before January 1, 2018).
Subsidiary REITs
If any REIT in which we hold an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS, as further described below. Our subsidiary REITs are subject to the same REIT qualification requirements summarized herein that we must satisfy. Moreover, our subsidiary REITs may face additional challenges in complying with such requirements, such as smaller income and asset bases against which to absorb nonqualifying income and assets, the application of the “preferential dividend” rule and, in the case of subsidiary REITs acquired by purchase, reliance on the seller’s compliance with the REIT requirements for periods prior to acquisition. If we dispose of an asset by selling stock of a subsidiary REIT and the buyer fails to maintain REIT compliance for the balance of the taxable year of the disposition, REIT status will be lost retroactively back to the start of such taxable year and thus we would be treated as owning (and selling) a non-REIT subsidiary which could in turn cause us to fail an asset or income test.
Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT
A REIT that is a partner in a partnership (or a member of a limited liability company or other entity that is treated as a partnership for U.S. federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs, as described below. Thus, our proportionate share of the assets and items of income of our operating partnership, RPT Realty, L.P., including our operating partnership’s share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes) in which our operating partnership holds an interest, will be treated as our assets, liabilities and items of income for purposes of applying the REIT income and asset tests. As a result, to the extent that our operating partnership holds interests in partnerships that it does not control, our operating partnership may need to hold such interests through TRSs. The foregoing discussion above does not apply to any interest we hold in any unincorporated entity treated as a corporation for U.S. federal income tax purposes. If an entity that we treated as a partnership for U.S. federal income tax purposes was determined instead to be taxed as a corporation, we could fail one or more of the REIT income and asset tests described below. Generally, a domestic unincorporated entity with two or more owners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes, as further discussed under “—Tax Aspects of Our Operating Partnership” below. We do not believe that any of our direct or indirect subsidiary partnerships should be treated as corporations under the publicly traded partnership rules.
If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary will not be subject to U.S. federal income taxation but may be subject to state and local taxation in some states. Certain other wholly owned entities also may be treated as disregarded as separate from their owner for U.S. federal income tax purposes, generally including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.
Our Joint Ventures
We currently hold and may continue to hold interests in joint ventures. Our joint ventures may include partnerships, subsidiary REITs and/or partnerships that invest through subsidiary REITs. In addition to the considerations related to subsidiary REITs and partnership interests noted in the two immediately preceding sections, joint ventures may pose additional challenges. For example, transactions between us and our joint ventures may give rise to income that is nonqualifying income for purposes of the income tests described below (and/or increase our reliance on use of TRSs to avoid such nonqualifying income). We could potentially have less control over REIT compliance in the case of investments through joint ventures.
Income Tests Applicable to REITs
To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate assets, including gain from the sale of certain personal property ancillary to such real estate assets, as discussed below (but not including gain from certain debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests on real property), dividends paid by another REIT, and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain other income and gains, must be derived from any combination of income qualifying under the 75% test and dividends, interest and gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business.
Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the total leased space of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i) of the Code, and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.
We believe that we have not derived, and we do not anticipate deriving, rents based in whole or in part on the income or profits of any person, rents from related party tenants, rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property and/or impermissible tenant service income, in any such case or in the aggregate in sufficient amounts to jeopardize our status as REIT. Our operating partnership and its subsidiaries may receive other amounts of nonqualifying income, such as management fees, but we intend to structure our interests in those sources of nonqualifying income as needed to preserve our REIT status, including through the use of TRSs.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our federal income tax return, and otherwise comply with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur unexpectedly exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Classification and Taxation of RPT Realty as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.
Asset Tests Applicable to REITs
At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:
(1)
at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables) and government securities. Real estate assets include interests in real property (such as land, buildings, leasehold interest in real property and, for taxable years beginning on or after January 1, 2016, personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, stock or debt instruments held for less than one year purchased with the proceeds from an offering of shares of our stock or certain debt and, for tax years beginning on or after January 1, 2016, debt instruments issued by publicly offered REITs;

(2)	not more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class;
(3)
except for equity investments in REITs, qualified REIT subsidiaries, other securities that qualify as “real estate assets” for purposes of the test described in clause (1) or securities of our TRSs; the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)
not more than 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning on or after January 1, 2018) of the value of our total assets may be represented by securities of one or more TRSs; and

(5)	not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities that are not fully secured by a mortgage on real property (or treated as such). However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.
We believe that our assets comply and have complied with the asset tests and that we can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Although good faith valuations by our trustees are generally respected under applicable Treasury Regulations, we cannot provide any assurance that the IRS might not disagree with our determinations.
After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets (including changes in relative value as a result of fluctuations in foreign currency exchange rates). If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we generally can cure the failure by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets or otherwise satisfy the requirements of such asset tests within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of the total value of our assets at the end of the relevant quarter or $10,000,000.
Moreover, if we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect and, following our identification of the failure, we filed a schedule in accordance with the Treasury Regulations describing each asset that caused the failure, we are permitted to avoid disqualification as a REIT, after the thirty-day cure period, by taking steps to satisfy the requirements of the applicable asset test within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred, including the disposition of sufficient assets to meet the asset tests. If we must rely on this provision to preserve our REIT status we must pay a tax equal to the greater of $50,000 or the product of (x) the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test and (y) the highest U.S. federal income tax rate then applicable to U.S. corporations.
Annual Distribution Requirements Applicable to REITs
To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each taxable year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income for such taxable year, computed without regard to the dividends paid deduction and our net capital gain and (b) 90% of the net income, after tax, from foreclosure property for such taxable year, minus (2) the sum of certain specified items of noncash income for such taxable year. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made. In addition, any dividend that we declare in October, November or December of any calendar year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, if such dividend is actually paid during January of the following calendar year.

To the extent that we do not distribute (and are not deemed to have distributed) all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to regular U.S. federal corporate income tax on these retained amounts.
We will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:
(1)	85% of our REIT ordinary income for the year;
(2)	95% of our REIT capital gain net income for the year; and
(3)	any undistributed taxable income from prior taxable years.
A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.
We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.
We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement and to distribute such greater amount as may be necessary to avoid U.S. federal income and excise taxes. It is possible, however, that, from time to time, we may not have sufficient cash or other liquid assets to fund required distributions as a result, for example, of differences in timing between our cash flow and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, limitations on interest expense or net operating loss deductibility, the creation of reserves, payment of required debt service or amortization payments, or the need to make additional investments in qualifying real estate assets. The insufficiency of our cash flow to cover our distribution requirements could require us to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions or capital expenditures or used for the repayment of debt, (iv) pay dividends in the form of taxable stock dividends or (v) use cash reserves, in order to comply with the REIT distribution requirements.
Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.
For taxable years beginning before January 1, 2015, in order for our distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. Any non-publicly offered REIT in which we invest would be subject to the preferential dividend rule regardless of the date of the distribution, and we would become subject to the preferential dividend rule if we became a non-publicly offered REIT.
Sting Tax on Built-in Gains of Former C Corporation Assets
If a REIT acquires an asset from a C corporation in a transaction in which the REIT’s basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation (e.g., a tax-free reorganization under Section 368(a) of the Code or a tax-free liquidation), the REIT may be subject to an entity-level sting tax upon a taxable disposition during a 5-year period following the acquisition date. The amount of the sting tax is determined by applying the highest regular corporate tax rate, which is currently 21%, to the lesser of (i) the excess, if any, of the asset’s fair market value over the REIT’s basis in the asset on the acquisition date, or (ii) the gain recognized by the REIT in the disposition. The amount described in clause (i) is referred to as “built-in gain.” For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset at the time we acquired it from a C corporation in a carry-over basis transaction is taken into account in determining our REIT taxable income.

Prohibited Transactions
Net income derived from prohibited transactions is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the specific facts and circumstances. The Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor may not always be practical. We believe and intend that we have held and will hold our properties for investment with a view to long-term appreciation and that our sales have been and will be consistent with such investment objectives (or will be covered by the above-referenced safe harbor or made through a TRS), so that none of our asset sales have been or will be subject to the 100% tax. Nonetheless, no assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that the safe-harbor provisions will apply to any particular sale. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to regular U.S. federal corporate income tax. The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.
Foreclosure Property
Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.
Hedging Transactions and Foreign Currency Gains
We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test if the hedging transaction (i) is made in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, (ii) is entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain), or, (iii) for taxable years beginning after December 31, 2015, hedges against transactions described in clause (i) or (ii) that are entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (i) or (ii), and which complies with certain identification requirements. To the extent we enter into other types of hedging transactions or do not make proper tax identifications, as applicable, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. No assurances can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests and that such income will not adversely affect our ability to satisfy the REIT qualification requirements.
In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Forward Sale Agreements
We may enter into forward sale agreements from time to time and, subject to certain conditions, we have the right to elect physical, cash or net share settlement under these agreements at any time and from time to time, in part or in full. In the event that we elect to settle a forward sale agreement for cash and the settlement price is below the forward sale price, we would be entitled to receive a cash payment from the forward purchasers. Under Section 1032 of the Code, generally, no gains and losses are recognized by a corporation in dealing in its own shares, including pursuant to a “securities futures contract,” as defined in the Code by reference to the Exchange Act. Although we believe that any amount received by us in exchange for our shares of common shares would qualify for the exemption under Section 1032 of the Code, because it is not entirely clear whether the forward sale agreements qualify as “securities futures contracts,” the U.S. federal income tax treatment of any cash settlement payment we receive is uncertain. In the event that we recognize a significant gain from the cash settlement of the forward sale agreements, we might not be able to satisfy the REIT gross income tests.
Investments in Loans
A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% asset test, and interest and gain from such loan will be treated as interest and gain from an obligation secured by a mortgage on real property, if (i) the value of the real property securing the loan on the date that we acquire, originate or modify the loan is equal to or greater than the principal amount (and value) of the loan or (ii) for taxable years beginning after December 31, 2015, the loan is secured by both real property and personal property and the fair market value of such personal property does not exceed 15% of the total fair market value of all such property (determined on the date we acquire, originate or modify the loan or, for purposes of characterizing gain from the sale of such loan, at the time of sale).
We may originate or acquire mortgage or mezzanine loans. The IRS has provided a safe harbor with respect to the treatment of a mezzanine loan as a mortgage loan and therefore as a qualifying asset for purposes of the REIT asset tests, but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a qualifying real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. However, structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor, such loans might not be properly treated as qualifying mortgage loans for REIT purposes.
Preferred Equity Investments
We expect to hold certain preferred equity investments in entities that directly or indirectly own real property. If the issuer of the preferred equity is taxed as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes, and unless the preferred equity investment is properly treated as indebtedness for U.S. federal income tax purposes, we will generally be treated as owning an interest in the underlying real estate and/or other assets of the entity for tax purposes. When we hold such equity investments, as discussed above, for purposes of the REIT income and asset tests we are required to include our proportionate share of the assets and income of the partnership, based on our share of partnership capital, as if we owned such share of the issuer’s assets directly. As a result, absent sufficient controls to ensure that the underlying real property is operated in compliance with the REIT rules, preferred equity investments may jeopardize our compliance with REIT income and asset tests. We intend to hold any such preferred equity investments in a manner that does not jeopardize our compliance with the REIT rules. Moreover, at least one IRS internal memorandum would treat the preferred return on certain equity investments as interest income for purposes of the REIT income tests, which treatment would cause such amounts to be nonqualifying income for purposes of the 75% gross income test. Although we do not believe that interest income treatment is appropriate, and that analysis was not followed in subsequent IRS private letter rulings, the IRS could re-assert that position.
In some cases, the proper characterization of debt-like preferred equity investments as unsecured indebtedness or as equity for U.S. federal income tax purposes may be unclear. Characterization of such an investment as unsecured debt for U.S. federal income tax purposes would subject the investment to the various asset test limitations on investments in unsecured debt, and our preferred return would be treated as non-qualifying income for purposes of the 75% gross income test (but we would not have to include our share of the underlying assets and income of the issuer in our tests). Thus, if the IRS successfully challenged our characterization of an investment as equity for

U.S. federal income tax purposes, or successfully treated a preferred return as interest income, we could fail an income or asset test. In that event, we could face substantial penalty taxes to cure the resulting violations, as described in “—Failure to Qualify as a REIT” below, or, if we were deemed to have acted unreasonably in making the investment, lose our REIT status. Conversely, we also could fail an applicable income or asset test if we have treated a preferred equity investment as indebtedness for U.S. federal income tax purposes and the IRS successfully characterizes the investment as equity for U.S. federal income tax purposes.
In addition, if the underlying property is dealer property and our preferred equity investment is treated as equity for U.S. federal income tax purposes, our share of gains from the sale of the property would be subject to a 100% tax.
Tax Aspects of Our Operating Partnership
In General. We own a direct interest in our operating partnership, RPT Realty, L.P., and our operating partnership in turn owns interests in various partnerships and limited liability companies.
Except in the case of subsidiaries that have elected REIT or TRS status, we expect that our operating partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general (and subject to the discussion below under “–Partnership Audit Rules”), entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities which are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable operating agreement. For purposes of applying the REIT income and asset tests, we will include our pro rata share of the income generated by and the assets held by our operating partnership, including our operating partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on our capital interests in such entities. See “—Ownership of Partnership Interests and Disregarded Subsidiaries by a REIT.”
Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If our operating partnership or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as a partnership, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent us from satisfying these tests. See “—Asset Tests Applicable to REITs” and “—Income Tests Applicable to REITs.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify as a REIT” for a discussion of the effect of our failure to meet these tests for a taxable year.
Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if:
•	interests in the partnership are traded on an established securities market; or
•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.
The right of a holder of OP Units to redeem the units for cash (or common shares at our option) could cause OP Units to be considered readily tradable on the substantial equivalent of a secondary market. If our operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income for each taxable year beginning with the first year it is treated as a publicly traded partnership has consisted and will consist of “qualifying income” under Section 7704 of the Code. Qualifying income generally includes real property rents and certain other types of passive income. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. However, some important differences exist that may cause certain amounts that qualify as rents from real property under the REIT rules to fail to qualify as such under the publicly traded partnership qualifying income rules.

We intend for our operating partnership to either qualify for one or more of the safe harbors under the applicable Treasury Regulations to avoid classification as a publicly traded partnership or rely on the qualifying income exception. These safe harbors include among others a safe harbor for a partnership that has no more than 100 partners, and a safe harbor for a “lack of actual trading” if there is a limited volume of certain transfers and redemptions, each of which also have certain additional requirements. While we intend for our operating partnership to avoid classification as a publicly traded partnership, it is possible we may not be successful in so complying. Any portion of our operating partnership (or subsidiary partnership) that is a “taxable mortgage pool” also will be treated as a corporation for U.S. federal income tax purposes and thus may cause us to fail the asset tests applicable to REITs. A taxable mortgage pool would arise if one or more of a partnership’s mortgage loan assets supports two or more borrowings (or other payment obligations) with different maturity dates, and payments on such borrowings bear a relationship to payments on the underlying loan assets.
Allocations of Income, Gain, Loss and Deduction. The partnership agreement (or other operating agreement in the case of a limited liability company or other entity treated as a partnership for U.S. federal income tax purposes) will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss in our operating partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.
Tax Allocations with Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.
The agreement of limited partnership of our operating partnership requires allocations to be made in a manner consistent with Section 704(c) of the Code. As a result of such tax allocations and the carry-over basis of assets contributed to our operating partnership, we may be allocated lower amounts of depreciation and other deductions for tax purposes, and possibly greater amounts of taxable income in the event of a disposition, as compared to our share of such items for economic or book purposes. Thus, these rules may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements Applicable to REITs.”
Withholding Obligations with Respect to Non-U.S. Partners. With respect to any non-U.S. limited partner, our operating partnership generally will be required to withhold with respect to the non-U.S. limited partner’s share of our operating partnership income (with the rate varying based on the character of the items comprising the income and the status of the limited partner for U.S. federal income tax purposes), regardless of the amounts distributed to such non-U.S. limited partner. We will be liable for any under withholdings (including interest and penalties). Our operating partnership will have to make the withholding payments even if the withholding obligation exceeds a limited partner’s share of distributions. Unless it can recover the excess withholdings from the limited partner, our operating partnership will have to find other sources of cash to fund excess withholdings. In certain cases, we also could be required to withhold with respect to operating partnership units transferred by a non-U.S. limited partner if the transferee fails to make required withholdings.
Partnership Audit Rules. Congress revised the rules applicable to federal income tax audits of partnerships (such as RPT Realty, L.P.) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under these rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of “partnership-related items” on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected direct or indirect partners (often referred to as a “push-out election”), subject to a higher rate of interest than otherwise would apply. In addition, Treasury Regulations provide that when a push-out election affects a partner that is a REIT, such REIT may be able to use deficiency dividend procedures with respect to adjustments resulting from such election. These changes could increase the federal income tax, interest, and/or penalties otherwise borne by us (potentially requiring us to bear amounts attributable to former limited partners in our operating partnership) in the event of a federal income tax audit of our operating partnership or one of its subsidiary partnerships.
Failure to Qualify as a REIT
In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions generally will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.
If we fail to qualify as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including, for taxable years beginning prior to January 1, 2018, any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our shareholders will generally be taxable to shareholders who are individual U.S. shareholders at a maximum rate of 20%, and dividends received by our corporate U.S. shareholders may be eligible for a dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing REIT status for the four taxable years following a year during which qualification was lost.
Taxation of Shareholders and Potential Tax Considerations Relating to their Investment in Shares of Common Shares
Taxation of Taxable U.S. Shareholders
The term “U.S. shareholder” means a holder of shares of our common shares who, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
any trust if (1) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

If a partnership holds our stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of shares of our stock by the partnership.

Distributions. For so long as we qualify as a REIT, distributions to U.S. shareholders out of our current or accumulated earnings and profits (and that are not designated as capital gain dividends) will be taxable as dividend income. Distributions on our preferred stock will be treated as made out of any available earnings and profits in priority to distributions on our common shares.
Because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our shareholders, our ordinary dividends generally will not qualify for treatment as qualified dividend income taxed as net capital gain for non-corporate U.S. shareholders, as discussed further below. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, shareholders that are individuals, trusts or estates generally may deduct up to 20% of “qualified REIT dividends” (generally, received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. If we fail to qualify as a REIT, such shareholders may not claim this deduction with respect to dividends paid by us. Dividends paid to a corporate U.S. shareholder will generally not qualify for the dividends received deduction generally available to corporations.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder’s shares. Rather, such distributions will reduce the U.S. shareholder’s adjusted tax basis in such shares. Distributions in excess of current and accumulated earnings and profits that exceed a U.S. shareholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares, taxable as capital gains in the amount of such excess.
With respect to U.S. Shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Shareholders at the preferential rates applicable to long-term capital gain; provided, that the U.S. Shareholder has held the stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of: (1) the qualified dividend income received by us during such taxable year from C corporations (including TRSs), (2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income, and (3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built in gain asset that was acquired in a carry-over basis transaction from a non REIT corporation over the U.S. federal income tax paid by us with respect to such income. Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular, domestic C corporation (such as any TRS) or certain foreign corporations, and specified holding period and other requirements are met.
If we declare a dividend in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such dividend will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the dividend during January of the following calendar year and provided further that to the extent that the total amount of any such January dividend exceeds undistributed earnings and profits as of December 31 of such year (determined before taking such January dividend into account) we intend to report the January dividend as paid and received in the year actually paid.
Dividends from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gains for the taxable year, without regard to the period for which the U.S. shareholder has held its stock. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% U.S. federal income tax rate for U.S. shareholders who are individuals, trusts or estates, to the extent of certain previously claimed depreciation deductions, which amounts are referred to as are “unrecaptured section 1250 gains.”
We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, we may elect to designate the retained amount as a capital gain dividend with the result that a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. Ordinary income and capital gain must be allocated proportionately among taxable dividends on both our preferred stock and common shares.
The above applies regardless of whether REIT distributions are reinvested pursuant to a dividend reinvestment plan or paid as taxable stock distributions.
Shareholders may not include in their own income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, shareholders subject to the “passive loss rules” generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.
Dispositions of Stock. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. shareholder has held our stock for more than one year. Otherwise, the U.S. shareholder must treat any such gain or loss as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of our stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common shares may be disallowed if the U.S. shareholder repurchases our common shares, respectively, within 30 days before or after the disposition.
The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate taxpayers) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”
If a U.S. shareholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Medicare Tax. A U.S. person that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (currently between $125,000 and $250,000, depending on the individual’s circumstances). Estates and trusts that do not fall into a special class of trusts that is exempt from such tax are subject to the same 3.8% tax on the lesser of their undistributed net investment income and the excess of their adjusted gross income over a certain threshold. Net investment income generally includes dividends on our stock and gain from the sale of our stock. If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common shares.
Information Reporting and Backup Withholding. The amount of distributions we pay during each calendar year, and the proceeds of any sale or other disposition of our stock will be reported to our U.S. shareholders and the IRS. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at a current rate of up to 24% with respect to such distributions and proceeds paid, unless the U.S. shareholder:
•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of any dividends or capital gain distributions to any shareholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. shareholders, see “—Taxation of Non-U.S. Shareholders.”
Taxation of U.S. Tax-Exempt Shareholders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. U.S. tax-exempt entities must separately compute their taxable income and loss for each unrelated trade or business activity for purposes of determining their UBTI. UBTI generally includes (i) any income or gain not sufficiently related to a tax-exempt organization’s exempt purpose, other than certain passive investment income such as dividends, interest, rents from real property and capital gains, and (ii) debt-financed income derived from property not sufficiently related to such exempt purpose that is subject to “acquisition indebtedness.” Subject to the exceptions described below, a U.S. tax-exempt shareholder generally would not recognize UBTI as a result of an investment in our common shares. However, if a U.S. tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income that it receives from us and a portion of the gain on sale of our common shares could constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our stock by value at any time during a taxable year must treat a percentage of the dividends that it receives from us for the taxable year as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares by value only if:
•	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;
•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of the value of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•
either (a) one pension trust owns more than 25% of the value of our stock; or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Shareholders
General. The rules governing the U.S. federal income taxation of non-U.S. shareholders are complex, and as such, only a summary of such rules is provided in this prospectus. A “non-U.S. shareholder” means a nonresident alien individual or foreign corporation for U.S. federal income tax purposes that is not otherwise subject to special treatment under the Code. This disclosure does not address shareholders that are non-U.S. trusts or estates, and additional considerations may apply to shareholders that are non-U.S. trusts or estates and to the beneficiaries of any such non-U.S. trusts or estates. Non-U.S. investors should consult with their tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our stock. The discussion below assumes we have qualified as a REIT and will continue to qualify as a REIT.
Distributions — In General. Distributions paid by us that are not attributable to gain from our sales or exchanges of United States real property interests, or USRPIs (discussed further below), and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to non-U.S. shareholders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

If income from the investment in our stock is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at the graduated rates applicable to ordinary income, in the same manner as U.S. shareholders are taxed with respect to such dividends, unless an applicable income tax treaty provides otherwise (and also may be subject to a 30% branch profits tax on its effectively connected earnings and profits in the case of a shareholder that is a foreign corporation that is not entitled to the benefits of a treaty that exempts it from such tax or reduces the rate of such tax). In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Distributions in excess of our current and accumulated earnings and profits and not attributable to gain from our sales or exchanges of USRPIs will not be taxable to a shareholder to the extent they do not exceed the adjusted basis of the shareholder’s shares (determined separately for each share). Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a non-U.S. shareholder’s shares, they will be treated as gain from the sale or disposition of the non-U.S. shareholder’s shares and may be subject to tax as described in the “—Sales of Shares” portion of this Section below. However, as discussed below, we may nevertheless withhold on such distributions.
Distributions to a non-U.S. shareholder that do not arise from the disposition of a USRPI and that we properly designate as capital gain dividends generally should not be subject to U.S. federal income taxation except as described below under “—Sales of Shares,” although we may nonetheless withhold with respect to such distributions as discussed below.
Distributions Attributable to Sale or Exchange of Real Property. Except as discussed below with respect to 10% or less holders of regularly traded classes of stock, “qualified shareholders” and “qualified foreign pension funds,” for any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the U.S. federal income tax laws known as the Foreign Investment in Real Property Act, or FIRPTA. The term USRPIs includes interests in real property and shares in corporations at least 50% of whose real estate and business assets consist of interests in U.S. real property. Under those rules, a non-U.S. shareholder is taxed on distributions by us attributable to gain from sales or exchanges of USRPIs as if the gain were effectively connected with a U.S. trade or business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at regular tax rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax. A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 21% of any distribution that is a distribution attributable to USRPI gain. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and this 21% withholding tax will not apply to any distribution with respect to any class of our stock that is regularly traded on an established securities market located in the United States if the recipient non-U.S. shareholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution. In the case of a capital gain dividend attributable to USRPI gain, a recipient exempt from tax under FIRPTA by reason of not owning more than 10% of such class of stock must treat the capital gain dividend as an ordinary dividend subject to the rules discussed above.
U.S. Federal Income Tax Withholding on Distributions not Subject to FIRPTA. For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions of USRPI gain subject to FIRPTA as discussed above) made to a non-U.S. shareholder, unless the non-U.S. shareholder provides us with appropriate documentation (i) evidencing that such non-U.S. shareholder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN or W-8BEN-E (in which case we will withhold at the lower treaty rate) or (ii) claiming that the dividend is effectively connected with the non-U.S. shareholder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We also may be required to withhold tax at the rate of 21% on the portion of any dividend to a non-U.S. shareholder that is or could be designated by us as a capital gain dividend, even if not attributable to USRPI gain. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described in the preceding two paragraphs. Therefore, such withheld amounts are creditable by the non-U.S. shareholder against its actual U.S. federal income tax liabilities, including those described in the preceding two paragraphs. The non-U.S. shareholder would be entitled to a refund of any amounts withheld in excess of such non-U.S. shareholder’s actual U.S. federal income tax liabilities, provided the required information is timely furnished to the IRS.

Additional withholding regulations may require us to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
In light of potential difficulties in properly characterizing a distribution for purposes of the above withholding rules, we may determine to withhold at the highest rate that we determine could apply.
Sales of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a disposition of our common shares as long as at all times during the five-year period ending on the date of disposition non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. For these purposes, in the case of any class of our stock that is regularly traded on an established securities market a person holding less than 5% of such class of stock for five years will be treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person. Because our common shares is publicly traded, we cannot assure you that our non-U.S. ownership will be less than 50% at any time. Even if our non-U.S. ownership remains under 50% for five years and we otherwise meet the requirements of this rule, pursuant to “certain wash sale” rules under FIRPTA, a non-U.S. shareholder may incur tax under FIRPTA to the extent such shareholder disposes of our stock within a certain period prior to a distribution attributable to USRPI gain on which the shareholder would have been subject to tax under FIRPTA as described above and directly or indirectly (including through certain affiliates) reacquires our stock within certain prescribed periods, provided that this rule will not apply to a disposition and reacquisition of our common shares by a non-U.S. shareholder owning, actually or constructively, 5% or less of our common shares at any time during the one-year period ending on the date of such distribution attributable to USRPI gain.
Regardless of the extent of our non-U.S. ownership, but potentially subject to the wash sale rule described above, a non-U.S. shareholder will not incur tax under FIRPTA on a disposition of shares of a class of our publicly traded stock if such non-U.S. shareholder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such class of stock. The testing period is the shorter of (1) the period during which the non-U.S. shareholder held the shares and (2) the five-year period ending on the disposition date.
If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to any applicable alternative minimum tax.
Furthermore, a non-U.S. shareholder generally will incur U.S. federal income tax on gain not subject to FIRPTA (including a properly designated capital gain dividend not attributable to USRPI gain) if:
•
the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case, unless an applicable income tax treaty provides otherwise, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain and may be subject to the 30% branch profits tax on its effectively connected earnings and profits, subject to adjustments, in the case of a foreign corporation; or

•
the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and meets certain other criteria, in which case the Non-U.S. Shareholder will incur a 30% tax on his or her capital gains derived from sources within the United States (net of certain losses derived from sources within the United States), unless an applicable income tax treaty provides otherwise.

Qualified Shareholders. To the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a USRPI for such qualified shareholder. Thus, gain from the sale or exchange of our stock (including distributions treated as gain from the sale or exchange of our stock) will not be subject to U.S. federal income tax unless such gain is treated as effectively connected with the qualified shareholder’s conduct of a U.S. trade or business. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a USRPI (and capital gains dividends attributable to USRPI gain and non-dividend distributions to such shareholder may be treated as ordinary dividends). For these purposes, a qualified shareholder is generally a non-U.S. shareholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the “applicable percentage” of the qualified shareholder’s stock (with “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of our stock or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of our stock (applying certain constructive ownership rules).
Qualified Foreign Pension Funds. For FIRPTA purposes neither a “qualified foreign pension fund” nor any entity all of the interests of which are held by a qualified foreign pension fund is treated as a foreign person, thereby exemption such entities from tax under FIRPTA. A “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established by a foreign country (or one or more political subdivisions thereof) or one or more employers to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees as a result of, or in consideration for, services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (v) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its investment income is deferred, or such income is excluded from its gross income or taxed at a reduced rate. Under proposed Treasury Regulations on which taxpayers generally may rely, but which are subject to change, a “qualified controlled entity” also is not treated as a foreign person for purposes of FIRPTA. Under such regulations, a qualified controlled entity generally includes a trust or corporation organized under the laws of a foreign country all of the interests of which are held by one or more qualified foreign pension funds either directly or indirectly through one or more qualified controlled entities or partnerships.
As a result of this exemption from FIRPTA, but subject to the discussion below regarding income or gain effectively connected with the conduct of a U.S. trade or business, (i) distributions received by qualified foreign pension funds and their non-U.S. wholly owned subsidiaries and qualified controlled entities will be taxed as dividends of ordinary income to the extent that the distributions are made out of our current or accumulated earnings and profits and not designated by us as capital gain dividends, and to that extent will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax, (ii) distributions in excess of our current or accumulated earnings and profits and distributions that we designate as capital gain dividends received by qualified foreign pension funds and their non-U.S. wholly owned subsidiaries and qualified controlled entities will not be subject to U.S. federal income tax and (iii) gain of a qualified foreign pension fund or its non-U.S. wholly owned subsidiary or qualified controlled entity from the sale or exchange of our stock will not be subject to U.S. federal income tax. Notwithstanding the preceding sentence, the qualified foreign pension fund (or subsidiary or qualified controlled entity) generally will be subject to a U.S. federal income tax at the same graduated rates applicable to U.S. shareholders with respect to any ordinary dividends, capital gain dividends and/or gains from the sale or exchange of our stock (including distributions in excess of current or accumulated earnings and profits treated as gain from the sale or exchange of our stock) that are treated as effectively connected with the qualified foreign pension fund’s (or the subsidiary’s or qualified controlled entity’s, as applicable) conduct of a U.S. trade or business, unless an applicable income tax treaty provides otherwise, and a qualified foreign pension fund (or subsidiary or qualified controlled entity) also treated as a corporation for U.S. federal income tax purposes may be subject to the additional 30% branch profits tax on its effectively connected earnings and profits, subject to certain adjustments.
Information Reporting and Backup Withholding. The applicable withholding agent will report to our non-U.S. shareholders and the IRS the amount of dividends treated as paid during each calendar year and the amount of any tax withheld with respect to such payments. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides or is established under the provisions of an applicable income tax treaty or agreement. In addition, a non-U.S. shareholder may be subject to backup withholding with respect to dividends paid on shares of our stock, unless the non-U.S. shareholder certifies that it is not a U.S. person or otherwise establishes an exemption. If the proceeds of a disposition of stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing non-U.S. shareholder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer, provided, however, that if the proceeds from a disposition of stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will apply only if the broker-dealer has actual knowledge that the owner is not a non-U.S. shareholder, and (B) information reporting will apply unless the non-U.S. shareholder certifies its non-U.S. status. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.
Taxation of U.S. Holders of Debt Securities
Except to the limited extent provided below under “Taxation of U.S. Holders of Debt Securities – Original Issue Discount”, this summary addresses only fixed rate debt securities issued by us without OID (as defined below) for U.S. federal income tax purposes and does not deal with holders other than those who purchase the debt securities on original issuance at their issue price (i.e., the first price at which a substantial portion of the debt securities is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) or with holders who hold the debt securities with amortizable bond premium (which generally arises if the holder’s tax basis in the debt security exceeds its stated redemption price at maturity, as defined below) or who have made an election under Treasury Regulations Section 1.1272-3(a) to accrue interest on our debt securities using the constant yield method.
When we refer to a “U.S. Holder,” we mean a beneficial owner of the debt securities that is not subject to special treatment under the Code and is for United States federal income tax purposes:
(1)	an individual who is a citizen or resident, as defined in Code Section 7701(b), of the United States;
(2)	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
(3)	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
(4)
a trust (i) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of the Code, have the authority to control all substantive decisions of the trust or (ii) that has a valid election in effect under the applicable Treasury regulations to be treated as a United States person under the Code.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the debt securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership acquiring the debt securities, you should consult your tax advisors.
Stated interest. Stated interest on the debt securities will be includable in income of a U.S. Holder as ordinary interest income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.
Disposition of Debt Securities. Upon the sale, exchange, redemption, repurchase, or other taxable disposition of the debt securities, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized (less an amount equal to any accrued but unpaid stated interest, which will be taxable as such) on the sale, exchange, redemption, repurchase, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the debt security. A U.S. Holder’s adjusted tax basis in the debt security generally will equal the amount the U.S. Holder paid for the debt security, decreased by the amount of any payments received, other than stated interest payments. Any such gain or loss on the sale, exchange, redemption, repurchase, or other taxable disposition of the debt security generally will be long-term capital gain or loss if the debt security were held for more than one year.

Non-corporate taxpayers are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is generally subject to limitations.
Original Issue Discount. The foregoing discussion under “Taxation of U.S. Holders of Debt Securities” assumes that our debt securities are not issued with original issue discount for U.S. federal income tax purposes, or OID, and does not address the taxation of debt securities issued with OID. The taxation of debt securities issued with OID is complex; the following paragraph provides a basic summary of the OID framework but does not contain a complete discussion of all the rules that may apply to our debt securities issued with OID.
If the issue price of a debt security is less than its stated redemption price at maturity, then the debt security will be treated as being issued with OID for U.S. federal income tax purposes unless the difference between the debt security’s issue price and its stated redemption price at maturity is less than the statutory de minimis amount. Unless the de minimis exception applies, the amount of OID on a debt security is equal to such difference and must be included in income as ordinary interest no later than as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. The “stated redemption price at maturity” of a debt security is the total of all payments to be made under the debt security, other than “qualified stated interest.” “Qualified stated interest” generally is stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments. The amount of OID on the debt security will be de minimis if it is less than 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity.
A U.S. Holder’s adjusted tax basis in the debt security generally will equal the amount the U.S. Holder paid for a debt security issued with OID, decreased by the amount of any payments received, other than qualified stated interest payments, and increased by any accrued OID previously included in such U.S. Holder’s income.
Medicare Tax. Income and gains in respect of our debt securities may constitute “net investment income” for purposes of the Medicare Tax described above at “—Taxation of Taxable U.S. Shareholders—Medicare Tax.” If you are a U.S. Holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our debt securities.
Information Reporting and Backup Withholding. Information reporting to the IRS generally will apply to payments of stated interest (and accruals of OID, if any) with respect to debt securities and the proceeds of any sale, exchange, redemption, retirement or other taxable disposition of debt securities, and backup withholding, currently at a rate of 24%, may also apply to such payments and proceeds unless the holder:
(1)	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
(2)	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.
A U.S. holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability (or may be refunded) provided the required information is timely provided to the IRS.
Taxation of Non-U.S. Holders of Debt Securities
This summary addresses only fixed rate debt securities issued by us and does not deal with holders other than those who purchase the debt securities on original issuance at their issue price or with holders who hold the debt securities with amortizable bond premium.
When we refer to a “Non-U.S. Holder” we mean a beneficial owner of the debt securities that is a foreign corporation or a nonresident alien individual for U.S. federal income tax purposes that is not otherwise subject to special treatment under the Code. This discussion does not address holders that are non-U.S. trusts or estates, and additional considerations may apply to beneficial owners of our debt securities that are non-U.S. trusts or estates and to the beneficiaries of any such non-U.S. trusts or estates. The rules governing the United States federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of such rules.
Payments of principal and interest (including any OID as defined above) on the debt securities beneficially owned by a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, subject to the discussion below regarding information reporting and backup withholding and FATCA withholding; provided, in the case of interest (including any OID) that is not effectively connected with the conduct by such Non-U.S. holder of such trade or business, each of the following conditions is met:
(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
(2)	the Non-U.S. Holder is not a controlled foreign corporation, as defined in the Code, that is related, directly or indirectly, to us; and
(3)	the Non-U.S. Holder is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Code Section 881(c)(3)(A).
In order for a Non-U.S. Holder to qualify for the above exemption from taxation on interest (including any OID), the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement on the appropriate IRS Form W-8 from the Non-U.S. Holder that: (i) is signed under penalties of perjury by the beneficial owner of the debt security, (ii) certifies that such owner is not a “United States person” within the meaning of the Code and (iii) provides the beneficial owner’s name and address. Certain securities clearing organizations and other entities that are not beneficial owners may provide a signed statement accompanied by a copy of the beneficial owner’s appropriate IRS Form W-8 to the withholding agent. An IRS Form W-8 is generally effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances renders any information on the form incorrect and may be effective for additional periods if certain requirements are satisfied. The beneficial owner must inform the withholding agent within 30 days of such change and furnish a new IRS Form W-8.
To the extent that interest income with respect to a debt security is not exempt from U.S. federal withholding as described above and subject to the discussion below regarding effectively connected interest, a Non-U.S. Holder will be subject to U.S. federal withholding tax on the gross amount of such interest income currently imposed at a 30% rate unless such tax is eliminated or reduced under an applicable income tax treaty and the Non-U.S. Holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E).
A Non-U.S. Holder will not be subject to U.S. federal income or withholding taxes on any gain recognized on a sale, exchange or other disposition of the debt securities, subject to the discussion below regarding backup withholding, unless the gain is effectively connected with a trade or business conducted by such Non-U.S. Holder in the United States or, in the case of an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met. Any amount received by a Non-U.S. Holder on the sale, exchange or other disposition of the debt securities attributable to accrued but unpaid stated interest will be subject to U.S. federal withholding tax and income tax to the extent applicable for interest income, as described above.
If a Non-U.S. Holder engages in a trade or business in the United States, and if interest (including any OID) on the debt security (or gain recognized on its sale, exchange or other disposition) is effectively connected with the conduct by such Non-U.S. Holder of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on that interest (or gain) on a net basis in the same manner as if such Non-U.S. Holder were a U.S. Holder unless an applicable income tax treaty provides otherwise. In addition, if a Non-U.S. Holder is classified as a corporation for United States federal income tax purposes, such Non-U.S. Holder may also be subject to a branch profits tax at a 30% rate (unless reduced or eliminated by an applicable income tax treaty) on the Non-U.S. Holder’s effectively connected earnings and profits (including interest on, and any gain recognized on the sale, exchange or other disposition of, a debt security that is effectively connected with a U.S. trade or business), subject to certain adjustments.
If a Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (unless reduced or eliminated by an applicable income tax treaty) on any gain (net of certain capital losses) recognized in the sale, exchange or other disposition.

Information Reporting and Backup Withholding. The amount of interest (including any OID) paid and the amount of tax, if any, withheld with respect to those payments will be reported to the Non-U.S. Holder and the IRS. Copies of the information returns reporting such interest and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established.
In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest, provided that the withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, and has received a validly executed IRS Form W-8 as described above.
Information returns will be filed with the IRS in connection with the payment of proceeds from a sale or other disposition (including a retirement or redemption) of debt securities if paid within the United States or through certain U.S.-related payors, and backup withholding may apply to such payments, unless the withholding agent has received an appropriate statement on the applicable IRS Form W-8, as described above.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Foreign Accounts and “FATCA”
FATCA Withholding on Certain Foreign Accounts and Entities. The Foreign Account Tax Compliance Act, or FATCA, provisions of the Code, together with administrative guidance and certain intergovernmental agreements entered into thereunder, impose a 30% withholding tax on “withholdable payments” (as defined below) made to “foreign financial institutions” (as defined below) and certain other non-U.S. entities (whether or not such foreign financial institutions or non-U.S. entities receive the payment as a beneficial owner or intermediary) unless (1) the foreign financial institution undertakes certain diligence and reporting, and withholding obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. “Withholdable payment” generally includes any payment of interest, dividends, and certain other types of generally passive income if such payment is from sources within the United States. Although gross proceeds from a disposition of property that can produce U.S. source interest or dividends after December 31, 2018 would have been treated as withholdable payments, proposed Treasury Regulations that may be relied on have eliminated FATCA withholding on such payments. “Foreign financial institution generally means any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business holds financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. If the payee is a foreign financial institution that is not exempt under the administrative guidance or an intergovernmental agreement or not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts (and certain debt and equity interests in such foreign financial institutions) held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. Investors in jurisdictions that have entered into intergovernmental agreements may, in lieu of foregoing requirements, be required to report such information to their home jurisdiction. The compliance requirements under FATCA are complex and special requirements may apply to certain categories of payees.
State, Local and Non-U.S. Taxes
We and/or holders of our stock may be subject to state, local and non-U.S. taxation in various state or local or non-U.S. jurisdictions, including those in which we or they transact business or reside. The non-U.S., state and local tax treatment of us and of holders of our stock may not conform to the U.S. federal income tax considerations discussed above. In addition, for taxable years beginning before January 1, 2026, itemized deductions for individuals for state and local income, property and sales taxes in excess of a combined limit of $10,000 per year are disallowed. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and non-U.S. tax laws on an investment in our common shares.

Legislative or Other Actions Affecting REITs and Security Holders
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders debt holders may be enacted, amended or repealed. Changes to the U.S. federal income tax laws and to interpretations of the U.S. federal income tax laws could adversely affect an investment in our common shares or debt.
YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO YOU WITH RESPECT TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES AND/OR DEBT SECURITIES, INCLUDING ANY U.S. STATE AND LOCAL
TAX (INCLUDING TRANSFER TAX), AND NON-U.S. TAX CONSEQUENCES.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
•	through underwriter or dealers;
•	directly to investors;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;
•	in a rights offering;
•	through agents;
•	in block trades;
•	through a combination of any of these methods; or
•	through any other method permitted by applicable law and described in a prospectus supplement.
In addition, we may issue the securities as a dividend or distribution to our existing shareholders or other security holders.
The prospectus supplement with respect to any offering of securities will include the following information to the extent applicable:
•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the same of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange on which the securities may be listed.
Sale through Underwriters or Dealers
If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.
In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.
Underwriters could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering, sales made directly on the NYSE, the existing trading market for our shares of common shares, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our securities, the amounts underwritten, and the nature of its obligations to take our securities will be described in the applicable prospectus supplement.
Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of common shares, which are currently listed on the NYSE. We currently intend to list any shares of common shares sold pursuant to this prospectus on the NYSE. We may elect to list any series of shares of preferred stock on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.
Under agreements we may enter into, we may indemnify underwriters, dealers, and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.
To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. From time to time, we may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business.
If indicated in the prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements
Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
General Information
We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Unless otherwise specified in a prospectus supplement, certain legal matters with respect to the validity of any common shares and preferred shares offered by means of this prospectus, and certain other legal matters relating to Maryland law, will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland. Certain U.S. federal income tax matters will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.
SEC registration fee	$ *
Printing fees and expenses	**
Legal fees and expenses	**
Accounting fees and expenses	**
Listing fees	**
Transfer agent or trustee fees	**
Miscellaneous	**
Total	$**
*	Deferred in accordance with Rules 456(b) and Rule 457(r) under the Securities Act.
**
These fees and expenses depend on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time. Each prospectus supplement will reflect estimated expenses based on the amount of the related offering.

Item 15.	Indemnification of Directors and Officers.
The declaration of trust of the Registrant, as amended, restated, and supplemented (the “Declaration of Trust”), permits the Registrant, and the Registrant’s Bylaws, as amended and restated (the “Bylaws”), require the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any trustee or officer or any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, shareholder, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise (a) against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of such status or (b) against any claim or liability to which he may become subject by reason of such status unless it is established that (i) the act or omission was material to the matter giving rise to the procedure and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The Registrant is also required by the Bylaws to pay or reimburse, in advance of a final disposition and without requiring a preliminary determination of the ultimate entitlement to indemnification, reasonable expenses of a trustee or officer made a party to a proceeding by reason of his status as such, provided, however, that in accordance with Maryland law, the Registrant has received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard for indemnification under such Bylaws and a written undertaking to repay such expenses if it shall ultimately be determined that the applicable standard was not met. The Registrant may, with the approval of the Board of Trustees (the “Board”), provide such indemnification and advance for expenses to any trustee or officer, or any former trustee or officer, who served a predecessor of the Registrant and to any employees or agents of the Registrant or a predecessor of the Registrant.
Maryland law also permits the declaration of trust of a real estate investment trust to include a provision limiting the liability of trustees and officers to the trust and shareholders for money damages, except to the extent that it is provided that the trustee or officer actually received an improper benefit or profit in money, property or services or a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding that the trustee or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Declaration of Trust contains a provision providing for elimination of the liability of the Registrant’s trustees and officers to the Registrant or the Registrant’s shareholders for money damages to the maximum extent permitted by Maryland law in effect from time to time.
The Registrant has purchased a policy of Directors’ and Officers’ insurance that insures both the Registrant and its officers and trustees against expenses and liabilities of the type normally insured against under such policies, including the expenses of indemnification described above.
Insofar as the foregoing provisions permit indemnification of trustees, executive officers or persons controlling the Company for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), the Company has been informed that, in the opinion of the Securities and Exchange Commission (the “SEC”), this indemnification is against public policy as expressed in the Securities Act and its therefore unenforceable.

Item 16.	Exhibits
Exhibit	Description
1.1*	Form of Underwriting Agreement
4.1
Articles of Restatement of Declaration of Trust of the Company, as filed with the State Department of Assessment and Taxation of Maryland on June 8, 2010, incorporated by reference to Appendix A to the Company’s 2010 Proxy filed on April 30, 2010

4.2
Articles of Amendment, as filed with the State Department of Assessments and Taxation of Maryland on April 5, 2011, incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated April 6, 2011

4.3
Articles Supplementary, as filed with the State Department of Assessments and Taxation of Maryland on April 5, 2011, incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K dated April 6, 2011

4.4
Articles Supplementary, as filed with the State Department of Assessments and Taxation of Maryland on April 28, 2011, incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated April 28, 2011

4.5
Articles of Amendment, as filed with the State Department of Assessments and Taxation of Maryland on September 21, 2012, incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated September 24, 2012

4.6
Articles of Amendment, as filed with the State Department of Assessments and Taxation of Maryland on July 31, 2013, incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated July 31, 2013

4.7
Articles of Amendment, as filed with the State Department of Assessments and Taxation of Maryland on November 9, 2018, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 13, 2018

4.8
Articles of Amendment, as filed with the State Department of Assessments and Taxation of Maryland on February 28, 2020, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 28, 2020

4.9	Amended and Restated Bylaws of the Company, effective November 13, 2018, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated November 13, 2018
4.10
Amendment No. 1 to the Amended and Restated Bylaws of the Company, effective February 13, 2020, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated February 20, 2020

4.11	Amendment No. 2 to the Amended and Restated Bylaws of the Company, effective March 27, 2020, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 1, 2020
4.12*	Form of Articles Supplementary with respect to any preferred shares (including any form of Preferred Share Certificate)
4.13*	Form of Warrant Agreement (including any form of Warrant Certificate)
4.14*	Form of Rights Agreement (including any form of Rights Certificate)
4.15*	Form of Deposit Agreement (including any form of Receipt)
4.16
Form of Indenture for Subordinated Debt Securities (including any form of Subordinated Debt Securities), incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-3 dated June 7, 2019

4.17
Form of Indenture for Senior Debt Securities (including any form of Senior Debt Securities), incorporated by reference to Exhibit 4.13 to the Company’s Registration Statement on Form S-3 dated June 7, 2019

+5.1	Opinion of Ballard Spahr LLP as to the legality of the securities being registered
+8.1	Opinion of Goodwin Procter LLP regarding certain federal income tax considerations relating to RPT Realty
+23.1	Consent of Grant Thornton LLP
+23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1 hereto)
+23.3	Consent of Goodwin Procter LLP (included in Exhibit 8.1 hereto)
+24.1	Power of Attorney (included in Part II of the Registration Statement as filed)
25.1**	Statement of Eligibility of Trustee on Form T-1 to act as trustee under the Indenture for Senior Debt Securities

Exhibit	Description
25.2**	Statement of Eligibility of Trustee on Form T-1 to act as trustee under the Indenture for Subordinated Debt Securities
107	Filing Fee Table
*	To be filed by amendment or in a Current Report on Form 8-K.
**	To be subsequently filed separately under electronic form type 305B2, if applicable.
+	Filed herewith.
Item 17.	Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b) The undersigned Registrant herby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(j) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 18, 2022.
RPT REALTY

By:	/s/ BRIAN L. HARPER
Name:	Brian L. Harper
Title	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian L. Harper and Michael P. Fitzmaurice, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and trustees to enable RPT Realty to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
SIGNATURE	TITLE	DATE

/s/ BRIAN L. HARPER	President, Chief Executive Officer and Trustee (Principal Executive Officer)	February 18, 2022
Brian L. Harper

/s/ MICHAEL P. FITZMAURICE	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 18, 2022
Michael P. Fitzmaurice

/s/ RAYMOND J. MERK	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 18, 2022
Raymond J. Merk

/s/ RICHARD L. FEDERICO	Trustee	February 18, 2022
Richard L. Federico

/s/ ARTHUR H. GOLDBERG	Trustee	February 18, 2022
Arthur H. Goldberg

/s/ JOANNA T. LAU	Trustee	February 18, 2022
Joanna T. Lau

/s/ DAVID J. NETTINA	Trustee	February 18, 2022
David J. Nettina

SIGNATURE	TITLE	DATE

/s/ LAURIE M. SHAHON	Trustee	February 18, 2022
Laurie M. Shahon

/s/ ANDREA M. WEISS	Trustee	February 18, 2022
Andrea M. Weiss